UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2008

American Wagering, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-20685	88-0344658
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

675 Grier Drive, Las Vegas, Nevada		89119
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 735-0101

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

(a)           On February 7, 2008, AWI Gaming, Inc. (“AWIG”), a wholly-owned subsidiary of American Wagering, Inc. (the “Company”), amended the terms of its $1,500,000 loan agreement with Great Basin Bank of Nevada.  The purpose of the loan was to finance, in part, the acquisition of the Sturgeon’s Inn & Casino.  The maturity date of the loan was extended from March 1, 2008 to February 4, 2013.  Interest will accrue at the rate of 8% per annum instead of prime plus 2%.  Payments of principal and interest are due monthly based on a 20-year amortization schedule, with a balloon payment due on maturity.  Previously, the loan required monthly interest payments only, with the entire principal balance due on maturity.  In addition, AWIG paid $75,000 to reduce the principal loan balance to $1,425,000.  All other material terms of the loan agreement remain unchanged.

(b)  Pursuant to Nevada Gaming Commission Regulation 22.040, Leroy’s Horse & Sports Place, Inc. (“Leroy’s”), a wholly-owned subsidiary of the Company, is required to maintain a reserve (cash, surety bonds, irrevocable standby letter of credit, etc.) to cover any outstanding wagering liability such as unpaid winning tickets, future tickets and telephone account deposits.  Leroy’s has met this requirement by the purchase of a surety bond issued from Fidelity and Deposit Company of Maryland (a subsidiary of Zurich American Insurance) (“Fidelity”).  Due to lower wagering activity subsequent to the completion of the football season, on February 22, 2008, Leroy’s reduced its surety bond with Fidelity from $3.4 million to $2.8 million.  The surety bond is secured by a $1.2 million irrevocable letter of credit (“LOC”) issued by Great Basin Bank of Nevada for the benefit of Fidelity.  The LOC is secured by a $1.2 million certificate of deposit held by Great Basin Bank of Nevada.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN WAGERING, INC.
(Registrant)

Date: February 29, 2008
	By:	/s/ Melody Sullivan
Melody Sullivan
	Its:	Chief Financial Officer and Treasurer